EXHIBIT 10.41

SEPARATION AND TRANSITION AGREEMENT

This Separation Agreement (this “Agreement”) is made as of August 31, 2023, by and between Rosalind Brewer (the “Employee”) and Walgreens Boots Alliance, Inc. (the “Employer”).
WHEREAS, the Employer engaged the Employee to be an employee of the Employer;
WHEREAS, the Employee and the Employer are parties to an Offer Letter dated January 26, 2021 (the “Offer Letter”) and the Employee is a participant in the Employer’s Employee Severance and Change in Control Plan, amended and restated effective August 6, 2019 (the “Severance Plan”);

WHEREAS, Section 9.01 of the Severance Plan provides that, as a condition to the receipt of certain benefits described in the Severance Plan, the Employee shall be required to execute a general release of claims in form satisfactory to the Employer;

WHEREAS, (i) the Employee and the Employer acknowledge and agree that the Employee has had a prominent role in the management of the business, and the development of the goodwill, of the Employer and its affiliates and has established and developed relations and contacts with certain employees and commercial counterparties of the Employer and its affiliates, all of which constitute valuable goodwill of, and could be used by the Employee to compete unfairly with, the Employer and its affiliates; (ii) in the course of the Employee’s employment with the Employer, the Employee has obtained confidential and proprietary information and trade secrets concerning the business and operations of the Employer and its affiliates that could be used to compete unfairly with the Employer and its affiliates; (iii) the parties hereto acknowledge and agree that the covenants and restrictions contained in
Appendix A to the Offer Letter and Exhibit A of the Employee’s equity award agreements are intended to protect the legitimate interests of the Employer and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iv) the Employee desires to acknowledge and reaffirm that she is bound by such covenants and restrictions, as modified by this Agreement; and

WHEREAS, the parties wish to memorialize the separation of the Employee from employment with the Employer and set forth their agreement as to the manner in which the Employee’s employment with the Employer will be completed;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Employer and the Employee agree as follows:

1)Separation of Employment; Transition Arrangement.

(a)Separation Date. The parties hereto hereby agree that the Employee’s employment with the Employer and its affiliates shall terminate as of August 31, 2023 (the “Separation Date”). The Employee hereby resigns, effective as of the Separation Date, all positions, officer designations, board memberships, titles, duties, authorities and responsibilities with, arising out of or relating to her employment with the Employer and its affiliates (including as a member of the Board of Directors of the Employer (the “Board”)) and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation. For the avoidance of doubt, the Employee shall continue to receive all compensation and benefits in effect on the date hereof through the Separation Date.

(b)Transition Period. During the period between September 1, 2023 and February 29, 2024 (the “Transition Period”) Employee will serve as a consultant to the Employer and will have the title of Special Advisor, and will perform transition and advisory services consistent with this Agreement. While serving as Special Advisor, Employee will provide such support to the Employer’s Interim Chief Executive Officer (or then-current Chief Executive Officer) and other members of the Board, in pursuing the Employer’s business goals, facilitating business and relationship continuity, and otherwise facilitating a smooth leadership transition, in each case, as requested by the Employer’s Interim Chief Executive Officer (or then-current Chief Executive Officer) and/or the Lead Independent Director and mutually agreed with Employee (collectively, the “Services”). Employee agrees and acknowledges that she will dedicate meaningful time (not to exceed 20% of the time worked on a monthly basis during the Employee’s employment with the Employer) and attention to performing any agreed services as Special Advisor.

2)Certain Payments and Benefits.

(a)Accrued Obligations. On the first regular payroll date following the Separation Date, the Employer shall pay the Employee all base salary accrued and payable through the Separation Date, any annual incentive earned in a year ended before the Separation Date, but not yet paid to the Employee as of the Separation Date, any accrued but unpaid paid time off, vacation pay, and unreimbursed business expenses accrued and payable in accordance with the Employer policy, reduced by any required tax withholdings.

(b)Annual Incentive. Subject to Section 5 herein, on the first regular payroll date not to exceed sixty (60) days following, and subject to, the Release Effective Date, the Employer shall pay the Employee the annual bonus opportunity earned in respect of the fiscal year running from September 1, 2022 through August 31, 2023 (the “Annual Bonus Payment”), with such determination made on a reasonable and good faith basis and consistent with the annual bonus program in effect on the date hereof. The Annual Bonus Payment shall be reduced by any required tax withholdings.

(c)Separation Payment. Subject to Section 5 herein, the Employer agrees to pay the Employee $9,000,000 (the “Separation Payment”) in substantially equal installments in accordance with the Employer’s ordinary course payroll practices beginning with the first regularly scheduled payroll period following the Separation Date and concluding twenty-four
(24) months thereafter (such period, the “Severance Period”); provided, that, any portion of the Separation Payment that would otherwise become payable prior to the Release Effective Date shall be delayed and shall be payable in a single payment in the payroll period that immediately follows the Release Effective Date. The Separation Payment shall be reduced by any required tax withholdings. The Separation Payment shall not be taken into account as compensation and no service credit shall be given after the Separation Date for purposes of determining the benefits payable under any benefit plan, program, agreement or arrangement of the Employer or its affiliates. The Employee acknowledges that, except for the Separation Payment and Annual Bonus Payment agreed to herein, she is not entitled to any payment in the nature of severance or termination pay from the Employer or its affiliates, and that the Separation Payment and Annual Bonus Payment are in full satisfaction of all obligations owed to her by the Employer or its affiliates, except as otherwise set forth in this Agreement.

(d)Equity Awards. Any portion of the Special Long-Term Incentive Award (as defined in the Offer Letter) that remains unvested as of the Separation Date will vest in full upon the Separation Date, with (i) the time-vesting Restricted Stock Unit Award settled as soon as reasonably practical (not to exceed five (5) business days) following the Release Effective Date (and if the Release Effective Date does not occur for any reason, then as soon as reasonably practical following the Separation Date) and (ii) the performance-vesting Restricted Stock Unit Award settled at the same time such awards are settled for other similarly situated employees of the Employer, and in each case, no later than two and one-half months after the last day of the calendar year in which the Separation Date occurs. All of the Employee’s outstanding equity- based awards shall otherwise be settled in accordance with the terms of the award agreements pursuant to which they were granted. All options to purchase stock of the Employer and/or any other equity-based awards granted to the Employee and outstanding immediately prior to the Separation Date shall be effected by the termination of the Employee’s employment with the Employer as provided in the agreements evidencing those options and equity-based awards and otherwise in accordance with their terms.

(e)Retirement Plans/COBRA. The Employee shall be entitled to all her vested benefits under the Employer’s Employee Deferred Plan and any tax qualified retirement plan of the Employer or its affiliates and continuation of health insurance benefits, at the Employee’s cost, to the extent provided in Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”). Subject to the terms and conditions of this Agreement, including the occurrence of the Release Effective Date, for the period beginning on the Separation Date and ending twenty-four (24) months thereafter, the Employer shall reimburse (or pay to the provider directly) the Employee for the portion of the COBRA premiums paid by the Employee that exceed the premiums payable for similar employer- provided coverage by active employees. Notwithstanding the foregoing, such reimbursement (or direct payment) shall cease if and when the Employee becomes eligible for medical, vision, prescription or dental coverage from a subsequent employer, or for Medicare.

(f)Transition Fee. Subject to the terms and conditions of this Agreement (including Section 10), the Employee’s satisfactory provision of the Services and the Employee’s compliance with the other terms and conditions of this Agreement, during the Transition Period, the Employer will pay the Employee a monthly rate of $375,000, prorated for partial months served (the “Monthly Service Fee”). Any Monthly Service Fee earned will be paid within ten
(10) business days following the conclusion of the applicable service month to which it relates. In addition, the Employer will reimburse the Employee for any actual, reasonable and documented expenses incurred in connection with the Employee’s provision of Services hereunder, but only to the extent that such expenses are approved in advance by the Interim

Chief Executive Officer (or then-current Chief Executive Officer) and incurred in accordance with the Employer’s travel and expense policy, a copy of which has been provided to the Employee. In no event will the Employer be responsible for taxes on the Employee’s Monthly Service Fee payable hereunder, or the Employee’s internal administrative costs or other costs of doing business.

(g)Termination of Offer Letter. Effective on the Separation Date, the Employee shall no longer be employed by the Employer and all of the rights and obligations under the Offer Letter of the Employer and the Employee will terminate, except (i) as provided in this Section 2 and (ii) all of the rights and obligations of the Employer and the Employee under Appendix A to the Offer Letter shall survive the Employee’s termination of employment, the expiration of the Employment Period and the termination of the Offer Letter, and incorporated by reference and shall continue in full force and effect, in each case, except as modified by this Agreement.

3)Release and Waiver

(a)Released Actions/General Release. With the sole exceptions described in this paragraph, the Employee (on behalf of herself and all her heirs, assigns, legal representatives, successors in interest, or any person claiming through the Employee) hereby releases the Employer and each of its divisions, subsidiaries, benefit plans and all other affiliated entities, as well as all their current and former employees, officers, directors, agents, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, assigns, successors, heirs, predecessors in interest, joint venturers, and affiliated persons of all those entities, each in their respective official capacities as such (collectively “Released Parties”), from all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, injuries, rights, judgments, attorney’s fees, expenses, bonds, bills, penalties, fines, liens, and all other legal responsibilities of any form or nature whatsoever, in law or equity, fixed or contingent, whether known or unknown or suspected or unsuspected to exist by the Employee, which the Employee has or had or may claim to have by reason of any and all matters from the beginning of time to the present, including but not limited to those arising from the Employee’s employment and separation from the Employer (including the termination of the Offer Letter), arising under any plan or policy of the Employer or its affiliates, or pursuant to any federal, State, or local laws, regulations, the Employee orders or other requirements, including, but not limited to, federal, state and local wage and hour laws, federal, state and local whistleblower laws, federal, state and local fair employment laws, federal, state and local anti-discrimination laws, federal, state and local labor laws, Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act of 1988, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Genetic Information Nondiscrimination Act of 2008 as each has been or may be amended from time to time. Hereinafter, all such matters will be collectively referred to as “Released Actions”. This release does not (i) extend to rights the Employee may have to enforce the provisions of this Agreement, (ii) waive or release claims that cannot be released as a matter of law (including, but not limited to, claims under applicable State law for workers’ compensation benefits and/or indemnification) or any claims arising solely after the Effective Date of this Agreement,
(iii) waive or release claims for any reimbursable business expenses appropriately incurred at or prior to the Separation Date that have not been paid to the Employee in full as of such date, (iv) waive or release claims the Employee has as of the date hereof relating to any rights of indemnification, advancement and/or defense arising under the Employer’s (or any affiliate’s) certificate (or articles) of incorporation, bylaws, shareholders agreements, operating agreements or other organizational or governance documents in effect on the date hereof, or any indemnification, advancement and/or defense rights under any contract the Employee has with the Employer (or any affiliate) in effect on the date hereof, or (v) waive or release claims relating to any right the Employee may have as of the date hereof as an insured under any director and officer, committee member, management, employment practices, general liability or other insurance policy or excess policy.

(b)Knowing and Voluntary Release of Statutory Claims, Including Claims of Discrimination, Harassment, and Retaliation. The Employee specifically intends to include, as a Released Action, any and all claims relating to any violation of the statutes referenced herein (e.g., for discrimination, harassment, or retaliation), including claims related to actual or perceived race, religion, creed, color, national origin, ancestry, citizenship, age, physical disability, mental disability, medical condition, genetic information, marital status, family status, caregiver status, sex (including pregnancy status, childbirth, breastfeeding, and related medical conditions), gender, gender identity, gender expression, sexual orientation, sexual and reproductive health choices, hair texture or hairstyles, military or veteran status, political affiliation, arrest or conviction record, union membership, unemployment status, credit history, status as a victim of domestic violence, stalking, or sexual offenses, or any other legally protected characteristic, or for having engaged in any protected activity, under Title VII of the 1964 Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employment Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the ADEA, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act of 1988, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Genetic Information Nondiscrimination Act of 2008, or any other law, regulation or ordinance that may have arisen before the effective date of this Agreement, including but not limited to those arising from the Employee’s employment and separation from the Employer.

(c)ADEA. Age Discrimination Is Specifically Intended to Be Included As a Released Action: The Employee acknowledges that the Employee specifically intends that Released Actions shall include the ADEA, except for any allegation that a breach of the ADEA occurred following the effective date of this Agreement. This provision does not extend to any rights the Employee may have to challenge the validity of the release of claims arising under the ADEA.

(d)No Claims. The Employer represents that as of the date the Employer executes this Agreement, none of the members of the Board are aware of any claims, causes of actions, charges, judgments or similar that it or any Released Party (as defined above) has against Employee (other than any derivative actions against the Board and officers of the Company that may be pending as of the date hereof).

(e)No Pending Charges or Lawsuits. The Employee represents that, as of the date the Employee executes this Agreement, the Employee has not filed any complaints or charges (e.g., with the Equal Employment Opportunity Commission) or lawsuits against the Employer or, with respect to the Employer, any other Released Party with any governmental agency or in any court. The Employee agrees that the Employee will not file in any court any lawsuits against the Employer or any other Released Party regarding any Released Action at any time in the future; provided, however, this shall not limit the Employee from pursuing any claim or lawsuit not released by the Employee under this Agreement (e.g., claims that the Employee may not release as a matter of law). The Employer represents that, as of the date the Employer executes this Agreement, the Employer has not filed any complaints or charges or lawsuits against the Employee or, with respect to the Employee, against any of her heirs, agents, executors, successors, assigns and administrators, individually or in their official capacities, with any governmental agency or in any court (other than any derivative actions against the Board and officers of the Company that may be pending as of the date hereof). Nothing in this Agreement shall be construed to prevent the Employee from filing a complaint or charge with, providing information to, and/or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the National Labor Relations Board, or any other Federal or state government agency. However, the Employee agrees that by signing this Agreement, the Employee is fully waiving the Employee’s right to obtain all monetary or other relief that could otherwise be recoverable in any legal proceeding brought by the Employee against the Employer or any Released Party.

(f)No Current Work-Related Injuries. The Employee acknowledges and warrants that she does not currently suffer from any work-related injuries, and that the Employee is fully recovered from any previous work-related injuries the Employee may have sustained during her employment, if any.

(g)Additional Consideration Provided. The Employee acknowledges that certain of the payments and benefits described in Sections 2(b), 2(c) and 2(e) are in addition to anything of value to which the Employee already is entitled from the Employer and its affiliates and constitutes good and valuable consideration for the release contained in this Section 3.

(h)Consultation with Attorney and Attorney’s Fees. The Employee is hereby advised to consult with the Employee’s attorney prior to signing this Agreement because the Employee is giving up significant legal rights. The Employee acknowledges that the Employee has been so advised and has, in fact, consulted fully with the Employee’s attorney prior to the Employee’s signing this Agreement. The Employer agrees to bear all reasonable and documented out of pocket fees and expenses (including legal fees and expenses) incurred by the Employee in connection with the execution and negotiation of this Agreement; provided that the Employer shall not be responsible for and shall not bear any fees or expenses (a) in excess of
$50,000 or (b) that are not submitted within thirty (30) days following the execution of this Agreement.

4)Covenants of Employee and Employer

(a)Statements Regarding Relationship with Employer. From and following the Separation Date, the Employee shall no longer project or create a circumstance which permits others to conclude she is an employee, director, officer or other service provider of the Employer.

(b)Restrictive Covenants. Prior to entering into this Agreement, the Employee entered into the restrictive covenants (including non-solicitation, non-competition, and confidential information covenants) contained within Appendix A of the Offer Letter and
Exhibit A of the Employee’s equity award agreements (collectively, the “Restrictive Covenants”). For the avoidance of doubt, the restrictive period of any Restrictive Covenant that contains a period of time during which it applies post-termination of employment shall commence on the Separation Date. The Employee hereby specifically acknowledges and affirms her commitments to the Employer and its affiliates pursuant to the Restrictive Covenants as modified by this Agreement, which are incorporated by reference into this Agreement; provided, however, that the non-competition term in Section 2 of the Restrictive Covenants and the customer restrictions in Section 3(a) of the Restrictive Covenants shall only apply from the date hereof for a period of six months.

(c)Cooperation with Litigation. The Employee agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental or internal investigation relating to the business of the Employer or its affiliates prior to the Separation Date. The Employee agrees to provide full and complete disclosure in response to any inquiry in connection with any such matters. The Employee agrees and acknowledges that the Employee has disclosed to the Board any and all information relating to any current or potential claims, arbitral hearings, lawsuits, audits, actual or alleged impropriety, actions or governmental or internal investigations relating to the business or employees of the Employer or its affiliates that the Employee knows as of the date hereof. To the extent that the Employer’s legal counsel is unable to represent the Employee in connection with any matter as to which the Employee’s cooperation is requested pursuant to this
Section 4(c), the Employer shall reimburse the Employee for the Employee’s reasonable attorneys’ fees and expenses incurred to obtain separate counsel on such matter (or shall release the Employee from the Employee’s obligations under this Section 4(c) in respect of such matter). The Employer shall (i) pay the Employee an hourly rate of $750.00 for the Employee’s time spent following the conclusion of the Transition Period and (ii) reimburse the Employee for other pre-approved out-of-pocket expenses reasonably incurred in connection with such cooperation, upon the presentation by the Employee of an itemized accounting of such expenditures, with supporting receipts. Nothing in this Agreement shall be construed to require the Employee’s cooperation in any internal or external claims, investigations, proceedings, arbitrations, lawsuits or other legal, internal or business matters in a manner that would require the Employee to cooperate on issues legally adverse to any then-current employer of the Employee or adverse to the Employee’s own legal interests.

(d)No Disparagement. The Employee shall not make any statements, encourage others to make statements or release information that would or is reasonably expected to disparage or defame the Employer, any of its affiliates or any of their respective directors or officers. The Employer will not issue any press release or make any formal pronouncements, and will direct the members of its Board and executive officers not to make any statements, encourage others to make statements or release information that would or is reasonably expected to disparage or defame the Employee. Notwithstanding the foregoing, nothing in this Section 4(d) shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction or as required by law or defending any person in connection with any litigation or investigation.

(e)Employer Property. The Employee agrees to return within seven (7) business days following the Separation Date all the Employer’s property in the Employee’s custody, possession or control, including but not limited to any security access cards, car transponders or decals for access to the Employer’s parking lot, keys, computer disks, cellular telephones, DVDs, CDs, memory cards, hard drives, flash drives, laptops, pdas, work files, memoranda, notes, passwords, access to digital files, access to social media accounts, records and other documents made or compiled by the Employee or made available to the Employee during the term of the Employee’s employment and related to that employment (other than de minimis items).

5)Certain Forfeitures in Event of Breach. The Employee acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Employee materially breaches any of her obligations under this Agreement (including, but not limited to, Sections 4(b) through (d) hereof), or Appendix A to the Offer Letter and Exhibit A of the Employee’s equity award agreements (in each case as modified hereby) and such breach is not cured (if capable of cure) within a reasonable period following the Employee’s receipt of written notice by the Employer describing the alleged breach, then the Employee will forfeit her right to receive the payments and benefits set forth in Section 2(b), 2(c), and 2(e) of this Agreement to the extent not theretofore paid to her as of the date of such breach.

6)Agreement Part of Settlement Discussions/No Admission of Liability. This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employer or its affiliates or by the Employee.

7)Public Statements. Except as otherwise required by applicable law, regulation, or listing exchange on which the Employer’s securities are traded, from and after the date hereof, the Employer and the Employee, and their respective representatives and affiliates (as applicable), shall (i) issue the agreed upon disclosure contained in the communication message set forth in Exhibit A attached hereto, and (ii) consult with each other before issuing, and give each other the opportunity to review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed), the portion of any press release or other public statement that relates to the matters contemplated by this Agreement that are not substantially consistent with Exhibit A attached hereto.

8)General Provisions

(a)Integration. This Agreement constitutes the entire understanding of the Employer and the Employee with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including without limitation the Offer Letter and the Severance

Plan and any other applicable plan or policy of the Employer or its affiliates. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Employer or the Employee to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(b)Heirs and Assigns. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

(c)Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its choice of law provisions.

(d)Construction of Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

(f)Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or via electronic mail, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Employer:
Walgreens Boots Alliance, Inc. 108 Wilmot Road
Deerfield, Illinois 60015 Attn.: General Counsel

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza
New York, NY 10006
Attn: Matthew P. Salerno; Julia L. Petty

msalerno@cgsh.com; jlpetty@cgsh.com

If to the Employee:

The address on file with the Employer or to such other address as the Employee may designate by notice to the Employer with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 2001 K Street, NW
Washington, DC 20006-1047
Attn: Karen Dunn; Liza Velazquez KDunn@paulweiss.com; LVelazquez@paulweiss.com

(g)Severability. The parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.

(h)Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement, other than claims for interim, emergency or provisional equitable relief (including specific performance or injunctive relief) with respect to the covenants under Section 4 of this Agreement, shall be finally determined and settled by binding arbitration in Deerfield Illinois, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three arbitrators in a tripartite arbitration. The Employer and the Employee shall each name one arbitrator who shall be neutral and independent of the appointing party. The parties shall agree on, or, in the absence of agreement, the two chosen arbitrators shall designate, a third arbitrator, who shall serve as the chairperson of the arbitration panel. Unless the parties agree otherwise in writing, any arbitration proceeding shall be conducted in such manner so as to be concluded within 60 days after the commencement of the arbitration. Any and all decisions by the panel of arbitrators shall be accompanied by a written decision. Any claims under this paragraph that are not determined by the panel of arbitrators shall be heard in the state or federal courts in Cook County, Illinois.

9)Knowing and Voluntary Waiver.

(a)Execution of this Agreement. The Employee understands that she was advised that she may consider whether to agree to the terms contained herein for a period of twenty-one (21) days after the date hereof and nonetheless determined to agree to such terms and execute and deliver this Agreement on the date hereof. The Employee may rescind her release in Section 3 hereof at any time prior to the eighth (8th) day following the date on which the Employee executes this Agreement by sending an email stating the Employee’s decision to so rescind to the Company and its counsel in accordance with Section 8(f) of this Agreement before the Release Effective Date. In the event of such a rescission, the Employee shall irrevocably forfeit her right to receive any of the payments or benefits set forth in clause (b), (c) and (e) of Section 2 hereof.

(b)Re-Execution of the Release. The Employer’s obligations under Sections 2(b), 2(c) and 2(e) of this Agreement are strictly contingent upon the Employee’s re-execution and non-revocation of this Agreement within twenty-one (21) days following the Separation Date. The date of the Employee’s re-execution of this Agreement is referred to herein as the

“Re-Execution Date”. By re-executing this Agreement, the Employee advances to the Re- Execution Date the Employee’s general waiver and release of all claims against the Released Parties and the other covenants set forth in this Agreement. The Employee acknowledges the Employee has seven (7) calendar days from the Re-Execution Date to revoke her re-execution of the Agreement. In the event of such revocation, the date of the releases and covenants set forth in this Agreement shall not be advanced, but shall remain effective up to and including the date upon which the Employee originally signed this Agreement. Provided that the Employee does not revoke her re-execution of this Agreement within such seven (7) day period, the “Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which the Employee re-executes it.

10)Transition Period Terms.

(a)Independent Contractor. During the Transition Period, the Employee is an independent contractor, and the Employer will not have any actual, potential or other control over the Employee except as otherwise expressly set forth in this Agreement. Except pursuant to Section 2(e), the Employee is not entitled to any benefits provided by the Employer to its employees. The Employee will be solely responsible for the filing and payment of all taxes imposed on the Employee’s receipt of the Monthly Service Fee by any governmental authority, including but not limited to, unemployment compensation and insurance, social security taxes and worker’s compensation. The Employee will be responsible for, and will indemnify the Employer against, all such taxes or contributions, including penalties and interest. The Employee will not have the right or authority to assume or create any obligation or responsibility whatsoever, express or implied, on the Employer’s behalf or in the Employer’s name or to bind the Employer in any respect whatsoever, nor will the Employee represent that the Employee has such right or authority.

(b)Termination. The Employee will have the right to terminate the Transition Period upon ten (10) days’ prior written notice to the Employer. The Employer will only have the right to terminate the Transition Period with Cause (as defined in the Severance Plan).

IN WITNESS WHEREOF, the Employer has caused this Agreement to be signed by its duly authorized representative and the Employee has signed this Agreement as of the day and year first above written.

WALGREENS BOOTS ALLIANCE, INC.

/s/ Stefano Pessina
By: Stefano Pessina Title: Executive Chairman

IN WITNESS WHEREOF, the Employer has caused this Agreement to be signed by its duly authorized representative and the Employee has signed this Agreement as of the day and year first above written.

/s/ Rosalind Brewer
ROSALIND BREWER

This Agreement is re-executed as follows:

EMPLOYEE

Dated: 8/31/2023	By: /s/ Rosalind Brewer

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